Exhibit 10.96

September 6, 2006

Gregory Wrenn

Re: Employment Offer

Dear Gregory,

On behalf of Borland Software Corporation (“Borland”), I am pleased to extend an offer of employment to you for the position of Senior Vice President and General Counsel reporting to me. This letter sets out the terms of your employment with Borland which will start on October 1, 2006. Please indicate start date below. This offer and your Start Date are contingent upon successful completion of references, employment verification and a background check.

In consideration for your service to Borland, you will be paid a base salary of $280,000.00 per year, less applicable taxes and other withholdings in accordance with Borland’s standard payroll practices. Beginning January 1, 2007, you will be eligible for the Incentive Compensation Program (ICP) specific to the senior management team. Your annual target bonus will be equal to 50% of your base pay. In addition, you will be eligible to participate in various Borland fringe benefit plans, including: Group Health Insurance, Flexible Spending Accounts, 401(k) Savings Plan, Employee Stock Purchase Plan, Tuition Reimbursement and the vacation program. Borland reserves the right to modify employee benefit plans and policies, as it deems necessary. These benefits will be explained to you during your employee orientation.

Also, you will receive a signing bonus of $35,000.00, less required payroll deductions and withholdings (the “Advanced Bonus”) payable on the last pay period in February, 2007.

Subject to the approval of the Compensation Committee of the Board of you will be granted an option to purchase 125,000 shares of Borland common stock under Borland’s Stock Plans at an exercise price equal to the fair market value of that stock on your option grant date. This option will vest over a period of four years, with  1/4 of the number of shares vesting one year following your Start Date and 1/48 of the shares vesting monthly thereafter, until all shares are vested; provided however all shares will be subject to acceleration in the event of a change of control of Borland and you are terminated without cause in connection therewith.

The option will be subject to the terms and conditions of the Borland Stock Option Plan and related standard form of stock option agreement and stock acceleration addendum, which you will be required to sign as a condition of receiving the option.

In addition, subject to the approval of the Board of Directors of Borland, the Compensation Committee of the Board of Directors, or Executive Option Committee acting by delegation of authority from the Compensation Committee of the Board of Directors, you will be issued 50,000 shares of restricted Borland common stock under Borland’s Stock Plans. The shares will vest over a period of two years, with  1/2 of the number of shares vesting one year following your Start Date and 1/8 of the shares vesting quarterly thereafter, until all shares are vested; provided however all shares will be subject to acceleration in the event of a change of control of Borland and you are terminated without cause in connection therewith. The shares will be subject to the terms and conditions of the Borland Stock Plan and related standard form of restricted stock issuance agreement and stock acceleration addendum, which you will be required to sign as a condition of receiving the shares.

You shall be eligible for severance benefits in accordance with the attached Addendum to Employment Offer Letter for Severance Benefits, which you will be required to sign as a condition of receiving the benefits.

Your employment with Borland is “at will”; it is for no specified term, and may be terminated by you or Borland at any time, with or without cause or advance notice. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and Borland on this term. Although your job duties, title, compensation and benefits, as well as Borland’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and Borland’s Chief Executive Officer.

By accepting employment with Borland, you represent that you will not be acting in breach of any agreement with any of your previous employers. Borland is very impressed with the skills and experience that you will bring to us and we hope that you will consider this offer carefully. Should you accept this offer, I would like to remind you that it is Borland’s policy to avoid situations where information or materials might come into our hands that are considered proprietary by individuals or companies other than Borland. We are interested in employing you because of your skills and abilities, not because of any trade secrets you have learned elsewhere. It is important that you take care not to bring, even inadvertently, any books, drawings, notes, materials, etc., except your personal effects as you leave your current employer. Thus, you represent and warrant that you are not acting in breach of any non-competition, employment or other agreements with your current employer or any of your previous employers.

You understand that Borland may provide you with one or more types of equipment to help you perform your duties for Borland, including, but not limited to, computers, cellular telephones and wireless messaging devices. You further understand that it is your obligation to take proper care of all such equipment during your employment, and to return such equipment to Borland in good working order immediately upon the termination of your employment with Borland for any reason. If you fail to return any such equipment to Borland upon the termination of your employment, you hereby authorize Borland to deduct the cost of any unreturned equipment from your final paycheck.

Like all Borland employees, you will be required, as a condition to your employment with Borland, to sign Borland’s standard Employee Confidentiality and Assignment of Inventions Agreement, a copy of which is included with this letter.

As part of your duties for Borland, you may be assigned to work onsite with a Borland customer. Some of these customers have additional requirements that they impose upon individuals who work onsite at their business, including background checks, drug testing, and other such requirements. If you are assigned to work with such a customer, you will be given notice of the customer’s additional requirements and will be asked to consent to these requirements.

As a condition of your employment, you will be required to provide Borland with documents establishing your identity and right to work in the United States. Those documents must be provided to Borland within three (3) business days after your Start Date.

To ensure the timely and economical resolution of disputes that arise in connection with your employment with Borland, you and Borland agree that any and all disputes, claims, or causes of action (collectively, “Claims”) arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, your employment, or the termination of your employment (including, but not limited to, any Claims for compensation, benefits, stock or stock options, fraud or age, sex, race, disability or other discrimination or harassment), shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Santa Clara County, California, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment rules, or other arbitrator or arbitration rules to which you and Borland mutually agree. By agreeing to this arbitration procedure, both you and Borland waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.

The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or Borland would be entitled to seek in a court of law. Borland shall pay all arbitrator and arbitration administrative fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or Borland from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

This agreement and the other agreements referred to above constitute the entire agreement between you and Borland regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements, whether oral or written, between you and Borland. This agreement may only be modified by a document signed by you and the Senior Vice President of Human Resources of Borland.

We look forward to working with you at Borland. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this offer. This offer, if not accepted, will expire at the close of business on September 8, 2006. If you have any questions, please do not hesitate to call me at any time.

Sincerely,
Borland Software Corporation

By:	/s/ Tod Nielsen
Tod Nielsen
President and Chief Executive Officer

I have read the above employment offer and accept employment with Borland on the terms and conditions set forth in this agreement.

Date: September 7, 2006	/s/ Gregory Wrenn
Gregory Wrenn

Start Date: October 16, 2006

Please send the original signed offer letter and the new-hire paperwork to Borland’s Human Resources Department using the envelope provided.